  Exhibit 99.1

Visium Technologies Repays Outstanding Variable Rate Convertible Notes

Repayment of Toxic Convertible Debt Reduces Potential Equity Dilution and
Readies Company for Rapid Expansion

FAIRFAX, VA / ACCESSEWIRE / OCTOBER 22, 2020 / Visium Technologies, Inc. (“Visium” or the “Company”) (OTC PINK: VISM), a provider of Big Data analytics and real-time cybersecurity context focused on visualization technologies, announced today that the Company has repaid and satisfied in full the remaining $77,000 that had been owed to two noteholders pursuant to variable rate toxic convertible notes which were initially issued in January 2019. Such notes are being paid off using the proceeds from the issuance of two unsecured promissory notes totaling $150,000. The new promissory notes have a one-year term and bear interest at 8%. As part of the purchase and sale of such promissory notes, the Company issued 90,000,000 restricted shares of its common stock to the purchasers, but such notes are not convertible, making these new notes more favorable to the Company as there will be no future dilution resulting from variable-rate conversion terms.

Mr. Lucky commented, "I know the importance to our shareholders of paying off these toxic notes; it is an important first step in creating shareholder value by eliminating the dilution and the continued downward selling pressure that these notes have had on our share price over the last year. We continue to focus on cybersecurity and CyGraph, and are making great strides behind the scenes to bring CyGraph to market very soon.

The Company believes it is well-positioned to accelerate our growth strategy and close several near-term revenue opportunities, as we expect to see our first significant revenue from CyGraph in the coming weeks.”

CyGraph is a cybersecurity platform that allows its users to quickly turn information into knowledge by providing comprehensive visualization and context.

With CyGraph®, network operators are able to have real-time visibility of their security posture and quickly and easily identify potential threats to their assets.

MITRE-developed CyGraph is a military-grade cybersecurity analytics and visualization platform that delivers a data and analytics-driven approach to cybersecurity which includes:

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A graph knowledge base about attack vulnerability, threat indicators, and mission dependencies within a network environment

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A predictive model of possible attack paths and critical vulnerabilities that correlates network events to known vulnerability paths.

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The capability to greatly reduce effort within enterprise security operations centers for prevention of, and response to cyberattacks, by providing situational awareness, and assuring business operations are stable and secure.

About MITRE
For a half century, MITRE has worked as a strategic partner to federal agencies to solve hard problems in cybersecurity. MITRE's mission-driven teams are dedicated to solving problems for a safer world. Through public-private partnerships, as well as the operation of federally funded R&D centers, we work across government to tackle challenges to the safety, stability, and well-being of our nation.

About Visium Technologies, Inc.
Visium Technologies, Inc. (OTC: VISM) is a Florida corporation based in Fairfax, Virginia, focused on global cybersecurity clarity, machine learning, advancing technology and automating services to support enterprises in protecting their most valuable assets - their data, business applications, and IoT on their networks and in the cloud.

For more information please visit www.visiumtechnologies.com

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management's current views with respect to future events and performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe," "expect," "anticipate," "intend," "estimate," "project" and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, whether the reverse stock split will be beneficial to the Company and its shareholders, any inability to meet the NYSE American continued listing standards in the future for any reason, and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Contact:
Visium Technologies, Inc.
Corporate: Mark Lucky, Chief Executive Officer
mlucky@visiumtechnologies.com

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Phone: 703-225-3443

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SOURCE: Visium Technologies, Inc.